Exhibit 99.1

[Gevity HR, Inc. letterhead]

October 13, 2004

Mr. Robert Minkhorst
919 Winall Down Road
Atlanta, GA 30319

Dear Robert:

        It is with mixed emotions that I accept, on behalf of Gevity HR, Inc. your resignation, effective on October 15, 2004, as Senior Vice President, Marketing and Sales.

        Your contributions to Gevity during your tenure as a member of its senior management team have been significant and appreciated.

        This letter will confirm our discussions regarding the terms of your separation from Gevity.

        In recognition of your service to the company, Gevity will pay to you, in a lump sum, the amount of $375,000. As is customary with departing members of the senior management team of the Company, although neither you nor the Company believes either has a claim against the other, we will exchange a mutual release in customary form. The $375,000 will be paid to you on the eighth day after your execution and delivery of that release.

        You have also graciously agreed to make yourself available to the Company to assist the Company in answering questions related to matters with respect to which you have had responsibility or where your knowledge of events may be needed.

        If the foregoing terms are satisfactory to you, please so indicate by signing in the space provided below and returning one copy of this letter to the undersigned.

Very truly yours,
/s/ Erik Vonk
Erik Vonk

Accepted and agreed to this
13th day of October, 2004

/s/ Robert Minkhorst
Robert Minkhorst